Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

SilverBox Corp IV

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units, each consisting of one share of Class A common stock, par value $0.0001,and one-third of one redeemable warrant(2)	Rule 457(a)	23,000,000	$10.00	$230,000,000	0.0001476	$33,948.00
Fees to be Paid	Equity	Shares of Class A common stock to be included as part of the Units(3)	Rule 457(a)	23,000,000	—	—	—	—	(4)
Fees to be Paid	Equity	Redeemable warrants to acquire one share of Class A common stock included as part of the units	Rule 457(a)	7,666,667	—	—	—	—	(4)
Fees to be Paid	Equity	Class A common stock underlying redeemable warrants (3)	Rule 457(a)	7,666,667	$11.50	$88,166,666.67	0.0001476	$13,013.40
	Total Offering Amounts							$318,166,666.67
	Total Fees Previously Paid							$0.00
	Net Fee Due							$46,961.40

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2)	Includes 3,000,000 units, consisting of 3,000,000 shares of Class A common stock and 1,000,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.
(4)	No fee pursuant to Rule 457(g).